Exhibit 10.4

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”) is made and entered into as of April 15, 2026 (the “Effective Date”), by and between Madison Industries International Holdings, LLC, a Delaware limited liability company (“Madison”), and Madison Air Solutions Corporation, a Delaware corporation (“Madison Air”). Madison and Madison Air may each be referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Madison, Madison Air and other companies are parties to that certain Separation Agreement, dated as of April 15, 2026 (the “Separation Agreement”), pursuant to which Madison has agreed to separate the Madison Air Business from Madison pursuant to the Internal Distribution and External Distribution and for the Madison Air Business to be transferred to Madison Air pursuant to the Contribution, in each case on the terms and subject to the conditions set forth in the Separation Agreement (the transactions effected pursuant to the Separation Agreement are referred to therein as the “Separation”);

WHEREAS, pursuant to the Separation Agreement, each Party has agreed to enter into this Agreement and provide (in such capacity, a “Provider”) to the other Party (in such capacity, a “Recipient”), certain transition services on the terms and conditions set forth herein; and

WHEREAS, in order for Madison to provide and perform the Services contemplated by this Agreement for the benefit of Madison Air, it is necessary and appropriate for Madison Air to furnish, and for Madison, its parent entities and its Affiliates (collectively, the “Madison Information Recipients”) to receive, certain non-public information regarding the Madison Air Business, including financial, operational, technical, personnel-related and other proprietary information, and Madison Air acknowledges and agrees that the provision of such information to the Madison Information Recipients constitutes a material benefit to Madison Air, as such access is essential for the Madison Information Recipients to effectively deliver the Services, to maintain the quality and continuity of support to the Madison Air Business and to facilitate an orderly transition in connection with the Separation;

NOW THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Each capitalized term used herein without a definition shall have the meaning given to such term in the Separation Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of Madison. Madison makes the following representations and warranties to Madison Air, each of which is true and correct on the Effective Date:

(a) Madison is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Delaware.

(b) The execution, delivery and performance by Madison of this Agreement and the consummation of the transactions contemplated hereby (i) are within Madison’s corporate powers and (ii) have been duly authorized by all necessary corporate action on the part of Madison.

(c) This Agreement has been duly executed and delivered by Madison and constitutes a valid and legally binding obligation of Madison, enforceable against Madison in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable Law.

2.2 Representations and Warranties of Madison Air. Madison Air makes the following representations and warranties to Madison, each of which is true and correct on the Effective Date:

(a) Madison Air is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware.

(b) The execution, delivery and performance by Madison Air of this Agreement and the consummation of the transactions contemplated hereby (i) are within Madison Air’s corporate powers and (ii) have been duly authorized by all necessary corporate action on the part of Madison Air.

(c) This Agreement has been duly executed and delivered by Madison Air and constitutes a valid and legally binding obligation of Madison Air, enforceable against Madison Air in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable Law.

2.3 Disclaimer of Warranties. EXCEPT AND ONLY TO THE EXTENT PROVIDED IN SECTIONS 2.1 AND 2.2, NO PARTY IS REPRESENTING OR WARRANTING IN ANY WAY THE PROVISION OF THE SERVICES UNDER THIS AGREEMENT AND HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, INCLUDING ANY WARRANTY OF NON-INFRINGEMENT AND THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE III

PROVISION OF SERVICES

3.1 Provisions of Transition Services.

(a) Transition Services. For purposes of this Agreement, the Party providing the Services (as defined below) (or on whose behalf the Services are being provided) is referred to as the “Provider” with respect to such Services, and the Party receiving the Services is referred to as the “Recipient” with respect to such Services. Subject to the terms and conditions of this Agreement, the applicable Provider shall provide, or cause to be provided, to the applicable Recipient and its Affiliates (i) (A) solely for the benefit of the Madison Air Business, the services to be provided by such Provider as described, and on the terms set forth, in Schedule A attached hereto and (B) solely for the benefit of the MII Business, the services to be provided by such Provider as described, and on the terms set forth, in Schedule A attached hereto, which terms are incorporated herein by reference, and (ii) all services reasonably required to affect an orderly transition or migrate away from the provision of the services set forth on Schedule A to such Recipient (which may include data cleansing, extraction, and migration, knowledge transfer, and reasonable access to personnel and facilities) (collectively, the “Services”) for the period commencing upon the Effective Date and ending upon the expiration of the applicable term for such Service as set forth in the Service Schedule, unless such term is earlier terminated or extended in accordance with the terms hereof. Except as may otherwise be agreed upon by the Parties with respect to Omitted Services, Additional Services and Modifications, (i) each Provider shall be required to provide, or cause to be provided, the Services for the sole purpose of conducting the Madison Air Business or the MII Business substantially as conducted immediately prior to the Effective Date, (ii) each Provider shall provide, or cause to be provided, the Services to the extent (and in the manner) such Services have been provided by such Provider and its Affiliates for the Madison Air Business’s or MII Business’ operation prior to the Effective Date, and (iii) the Services will reflect the activities conducted by the Provider at steady state operations, representing the Madison Air Business’s or MII Business’ historical normal course of business. Notwithstanding anything to the contrary in this Agreement, neither a Provider nor any of its Affiliates shall be required to provide any Service to the extent the performance of such Service would require the Provider or its Affiliates to violate any Laws.

(b) Omitted Services. If a Recipient believes that a service historically provided by Provider or its Affiliates to the Madison Air Business or the MII Business, as applicable, in the twelve (12) months preceding the Effective Date (the “Lookback Period”) was omitted from Schedule A (any such service, an “Omitted Service”), then such Recipient may notify the Provider in writing including via email, and upon receipt of such notice, the Provider shall provide such Omitted Service to the Recipient and such Omitted Service shall be deemed to be automatically added as a Service for purposes of this Agreement. The Parties shall promptly cooperate to identify and document the scope and pricing for each such Omitted Service and such Omitted Service shall become a Service for all purposes under this Agreement; provided that the pricing of such Omitted Service shall be determined in accordance with Section 3.4.

(c) Additional Services and Modifications.

(i) During the Term, the Recipient may identify and request that the Provider provide, or cause to be provided, additional transition services that are not Omitted Services or Modifications to the extent such services are reasonably necessary and may have been historically provided by Provider for (i) the operation and conduct of the Madison Air Business in substantially the same manner as it was conducted prior to the Effective Date or (ii) Recipient to transition and migrate the Madison Air Business to Recipient or it is Affiliates (each such service, an “Additional Service”). If it is commercially reasonable for the Provider or one or more of its Affiliates to provide such Additional Service and the Provider or one or more of its Affiliates is reasonably capable of providing such Additional Service, then the Provider will consider such request and the provision of such services in good faith but shall only have an obligation hereunder to agree to provide such Additional Service to Recipient if it is reasonably capable of providing such Additional Service and if it is commercially reasonable for Provider to provide such Additional Service and the Parties agree in good faith on commercially reasonable terms for the provision of such Additional Service; provided that the Recipient of such Additional Service shall be responsible for all non-de minimis costs and expenses, if any, incurred by the Provider or one of its Subsidiaries in connection therewith. The Provider shall, as soon as reasonably practicable, but in any event no later than fifteen (15) days after the date of receipt of such request, inform Recipient as to whether Provider agrees to provide such Additional Service and may, in its sole discretion, provide a written counter proposal with respect to such Additional Service. If the Provider agrees to provide or cause to be provided such Additional Service, then the Parties shall use commercially reasonable efforts to negotiate and execute an amendment to Schedule A as soon as reasonably practicable. Upon execution of such amendment, any Additional Service described in such amendment shall be included in Schedule A and shall be considered a Service for purposes of this Agreement.

(ii) Without limiting Recipient’s rights under Section 3.1(c)(i) above, either Party may request in writing any modification, supplement, substitute or alteration (each, a “Modification”) to a Service, which request shall include a description of the proposed Modification requested and the associated business specifications. If the Provider or one or more of its Affiliates is reasonably capable of providing such Modification to a Service, then the Provider will consider such request and the provision of such services in good faith but shall only have an obligation hereunder to agree to provide such Modification to Recipient if it is reasonably capable of providing such Modification and the Parties agree in good faith on commercially reasonable terms for the provision of such Modification. If the Provider agrees to provide or causes to be provided such Modification, then the Provider shall provide the Recipient with a good-faith, reasonable, written proposal in respect of such Modification, which proposal shall include any changes in the Fees associated with the Modification. For the avoidance of doubt, any Modification proposed by the Recipient shall be considered in good faith by the Provider, and a Modification shall not be binding on the Parties until memorialized in a written document executed by an authorized representative of both Parties.

(d) Performance Standards. The Provider shall perform the Services in all cases in a good and workmanlike manner with appropriately experienced and qualified personnel and the Services and Provider in its performance of the Services shall comply in all material respects with applicable Laws. Without limiting the foregoing, the Provider will, or will cause its Affiliates to, provide the Services (i) in a manner, and at a level of service (including with respect to quality, skill, performance, diligence, and timeliness) as such Service was provided to the Madison Air Business or the MII Business, as applicable, during the Lookback Period and with at least a comparable (and no less than a reasonable) standard of service (including with respect to quality, skill, performance, diligence, and timeliness) that the Provider gives to its own operations of a similar nature, and (ii) in accordance with any additional services standards for such Service set forth on Schedule A. The foregoing standards (including as set forth in Schedule A) shall be referred to herein as the “Services Standards.” A Provider shall have the right to temporarily interrupt or suspend (i) the provision of

Services for emergency maintenance or security purposes; or (ii) the operation of the facilities or systems of the Provider or its Affiliates providing any Services if it is the commercially reasonable judgment of such Provider or its Affiliates that such action is necessary for routine maintenance, security or safety purposes; provided, that, the Provider will (A) use commercially reasonable efforts to schedule non-emergency maintenance that may impact the provision of Services so as not to materially disrupt the operation of the Madison Air Business or MII Business, (B) give Recipient advance written notice of any planned shutdown for general maintenance and will use commercially reasonable efforts to give Recipient advance notice of any shutdown for emergency purposes, and (C) resume the provision of Services as promptly as reasonably possible.

(e) Third Party Consents. Madison and Madison Air will use reasonable best efforts to identify whether the use or provision of all or a portion of the Services pursuant to this Agreement requires the approval, consent, license, permission, waiver or agreement (including any Permit) of a third party (each a “Consent”). If Madison and Madison Air identify any required Consents, then Madison and Madison Air shall each use reasonable best efforts to seek and obtain each such Consent from such third party or to modify any applicable contract to enable the Provider to provide such Services to the Recipient without such Consent. Any cost required to be paid to a third party to obtain any such Consent shall be borne fifty percent (50%) by Madison and fifty percent (50%) by Madison Air. If any required Consent or modification cannot be obtained as a result of such efforts, then Provider will use its commercially reasonable efforts to collaborate with the Recipient to provide alternative equivalent services, reasonably acceptable to the Recipient, in a manner compliant in all material respects with the Services Standards and otherwise in accordance with this Agreement.

(f) Service Failure. In the event that the Provider becomes aware of any actual or anticipated failure in the provision of Services which impacts or is reasonably likely to impact provision of any Service (an “Incident”), it shall notify the Recipient as soon as reasonably practicable but, in any event, within three (3) business days. The Provider shall, as soon as reasonably practicable use commercially reasonable efforts to: (i) investigate the underlying cause(s) of the Incident and preserve any data indicating the cause of failure; (ii) take whatever action is reasonably necessary to minimize the impact of the failure and to prevent it from recurring; (iii) correct the failure and resume performance of the Services in accordance with this Agreement; and (iv) advise the Recipient of the status of the Incident and the remedial efforts being undertaken with respect thereto. Without limiting any other term or condition of this Agreement, the Provider shall cooperate in good faith to resolve such Incident and use commercially reasonable efforts to minimize the impact of such Incident on the Recipient.

(g) Subcontracting. Each Provider may perform the Services through any Affiliate or through non-affiliates contractors, subcontractors, vendors or other third parties without the prior written consent of the Recipient; provided that (i) no subcontracting shall relieve a Provider of any of its obligations or liabilities under this Agreement, (ii) each such third-party provider must comply with any requirements that the Provider generally requires of its own vendors, and (iii) the Provider shall remain responsible for all obligations and liabilities of such third-party with respect to the provision of such Service(s) as if provided by the Provider directly as well as all acts and omissions of such third party in connection with the provision of the applicable Service.

(h) Intellectual Property. Subject to the terms and conditions of this Agreement and any applicable third-party agreements pursuant to which a Provider or its Affiliates obtain Intellectual Property rights, other proprietary rights, or data, each Provider hereby grants, on behalf of itself and its Affiliates, to the Recipient and its Affiliates (collectively, “Recipient Licensees”), a non-exclusive, non-sublicensable, non-transferable, revocable, limited license solely during the Term, to use for internal business purposes for the operation of the Madison Air Business or MII Business, as applicable, any such Intellectual Property rights, other proprietary rights, and data that are owned by or that are licensable by such Provider or its Affiliates (as determined by and subject to the terms of the applicable third-party agreements, licenses and Consents) and that are required for and to the extent reasonably necessary to receive or use, the Services (the “Transition Services Licensed Materials”). Recipient Licensees are prohibited from, and shall not cause or permit, the reverse engineering, disassembly or de-compilation of any Transition Services Licensed Materials. Except for the license granted pursuant to this Section 3.1(h), each Recipient acknowledges that neither it nor any of its Affiliates shall acquire any right, title or interest (including any license rights or other rights of access or use except for the limited rights specifically granted herein) in any Intellectual Property rights and any derivative works thereof, or modifications, enhancements or improvements thereto, other proprietary rights, or data of the applicable Provider or its Affiliates or licensors.

3.2 Recipient Cooperation. Each Recipient shall make available on a timely basis to the applicable Provider all information and materials reasonably requested by such Provider to enable such Provider to provide the Services hereunder. Each Recipient shall give the applicable Provider reasonable access to such Recipient’s premises to the extent necessary for the purpose of providing the Services hereunder (subject to any reasonable and customary conditions with respect to such access, including requiring the Provider’s compliance with any applicable security, remote access, safety, privacy and confidentiality policies).

3.3 TSA Representatives. The Parties shall use good faith efforts to reasonably cooperate with each other in all matters relating to the provision and receipt of Services, including, for the avoidance of doubt, those Services required to transition or migrate away from the provision of Services at the end of the Term or earlier upon the applicable Recipient’s request (provided, that except as otherwise expressly set forth on Schedule A, each Party shall be responsible for all of its own fees, costs and expenses directly or indirectly arising in connection with the transition or migration activities contemplated hereby). Each Party shall appoint a representative (a “TSA Representative”) to facilitate communications and performance under this Agreement. Each Party may at any time, and from time to time, replace its TSA Representative by notifying the other Party in writing including email, setting forth the name of the TSA Representative to be replaced and the replacement, and certifying that the replacement TSA Representative is authorized to act on behalf of and for the Party. The TSA Representative’s responsibilities shall include resolving disputes under this Agreement and overseeing the performance of the Parties of their obligations under this Agreement. The TSA Representatives shall have regular meetings with each other in person or via teleconference, pursuant to a reasonable schedule mutually agreed to by the TSA Representatives, to discuss the performance of the Parties of their obligations under this Agreement.

3.4 Pricing; Invoice and Payment; Taxes.

(a) In accordance with the payment terms set forth below, each Recipient agrees to timely pay or cause to be paid the applicable Provider the fees set forth on Schedule A the fees for any Omitted Services, Additional Services or Modifications such Recipient has received hereunder (the “Fees”). The Fees for any Omitted Services, Additional Services or Modifications shall be the applicable Provider’s actual costs (including any third-party services invoiced to Provider on behalf of the Recipient) for providing such Omitted Services, Additional Services or Modifications (without any markup or corporate overhead), including actual costs attributable to employees, vendors, contractors and other third-party service providers, provided that for purposes of determining such costs, the cost of full-time employees shall be calculated at their Fully Loaded Cost, and such Fully Loaded Cost shall be without duplication of any other cost included in the actual costs. Each Provider shall invoice the applicable Recipient after the end of each month for the applicable Services performed or deemed to be performed for such month. Each invoice shall be payable by the applicable Recipient thirty (30) days after the date of Recipient’s receipt of each such invoice, excluding any portion of the invoice that such Recipient disputes in writing in good faith pursuant to Section 3.4(b) below. Each Provider shall provide to the applicable Recipient upon request copies of such records and documentation of such Provider as may be reasonably necessary for such Recipient to verify any Fees. As used herein, “Fully Loaded Costs” means the Provider’s fully loaded costs of full-time employees incurred in connection with the provision of a Service, which shall be calculated as the sum of the percentage of time spent by full-time employees providing or supporting the Service, multiplied by the total compensation of a full-time employee (including hourly rate, bonus, long-term incentives and other related benefits, to the extent applicable), including individual overhead, but without markup or corporate overhead.

(b) The Fees set forth on Schedule A does not include any Taxes. The Recipient shall reimburse the Provider for amounts equal to any sales, use, excise, value added or other similar Taxes imposed by any U.S. Governmental Authority, however designated or levied, based upon any Fees or other amounts due under this Agreement, the provision of the Services or the provision or use of supplies or inventory provided under this Agreement, as provided to the Recipient and its Affiliates by the Provider (such Taxes, “Covered Taxes”). The Parties agree that Covered Taxes shall not include, and the Recipient shall not be responsible for, (i) any employment Taxes, personal property Taxes, franchise Taxes or other Taxes imposed on or measured by the gross or net income, assets or gross receipts of the Provider or (ii) any Taxes imposed by any non-U.S. Governmental Entity (except to the extent such Taxes are charged by a third-party provider and would otherwise be chargeable to the Recipient as part of the Fees). Covered Taxes shall be invoiced and paid in accordance with Section 3.4(a).

ARTICLE IV

TERM; TERMINATION

4.1 Term of Services. This Agreement shall commence on the Effective Date and, with respect to each Service, shall continue through the noted duration for the individual Services as listed on Schedule A, unless such Service or this Agreement is earlier terminated as provided below (the “Term”). Recipient in its sole discretion may elect to extend the term of any Service for up to two (2) additional three (3) month periods upon at least thirty (30) days’ advance written notice to the Provider.

4.2 Term of the Agreement. This Agreement shall remain in full force and effect until the earlier of (i) the expiration or termination of all of the Services provided hereunder and (ii) the termination of this Agreement in accordance with Section 4.3.

4.3 Termination.

(a) Termination for Cause. Either Party may terminate this Agreement, in whole or in part, prior to the expiration of the Term immediately upon written notice to the other Party if the other Party: (i) breaches this Agreement by failing to make undisputed payments when due and such breach continues for a period of thirty (30) days following a written request to cure such breach; (ii) commits a material breach of this Agreement and such breach continues and remains uncured for a period of forty-five (45) days following a written request to cure such breach; or (iii) files, or has filed against it, a petition for voluntary or involuntary bankruptcy or pursuant to any other insolvency law or makes or seeks to make a general assignment for the benefit of its creditors or applies for or consents to the appointment of a trustee, receiver or custodian for it or a substantial part of its property.

(b) Early Termination with Notice. The Recipient may terminate this Agreement or one or more of the Services, in whole or in part, at any time and for any reason by providing the Provider at least thirty (30) days prior written notice.

(c) Early Termination for Convenience. This Agreement may be terminated at any time by mutual written agreement of the Parties.

ARTICLE V

MUTUAL INDEMNIFICATION AND LIMITATION OF LIABILITY

5.1 Recipient Indemnification. Each Recipient hereby agrees to release, discharge, defend, indemnify and hold the other Party and its Subsidiaries and their respective Representatives, harmless from and against any and all losses, damages, costs, judgments, awards, liabilities, claims of any kind or nature, fines and expenses (including reasonable fees and expenses of attorneys, auditors, consultants and other agents) (“Losses”) to the extent attributable to third-party claims relating to, resulting from or arising out of (a) a material breach by such Recipient of a representation or warranty set forth in Section 2.1 or Section 2.2, as applicable, or (b) such Recipient’s willful misconduct, gross negligence or fraud in connection with this Agreement.

5.2 Provider Indemnification. Each Provider hereby agrees to release, discharge, defend, indemnify and hold the other Party and its Subsidiaries and their respective Representatives, harmless from and against any and all Losses to the extent attributable to third-party claims relating to, resulting from or arising out of (a) a material breach by such Provider of any of its obligations under this Agreement, (b) such Provider’s willful misconduct, gross negligence or fraud in connection with this Agreement or (c) any security incident or unauthorized access to the systems or data of Provider or its Subsidiaries.

5.3 Indemnification Procedures. Notwithstanding anything to the contrary in this Agreement, the indemnification to be provided under this ARTICLE V shall be governed by the procedures set forth in Section 4.9 of the Separation Agreement.

5.4 CONSEQUENTIAL DAMAGES. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY SHALL BE LIABLE IN CONTRACT, TORT, STRICT LIABILITY, WARRANTY OR OTHERWISE, FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, SUCH AS, BUT NOT LIMITED TO, DELAY, DISRUPTION, LOSS OF PRODUCT, LOSS OF ANTICIPATED PROFITS OR REVENUE, LOSS OF USE OF EQUIPMENT OR SYSTEM, NON-OPERATION OR INCREASED EXPENSE OF OPERATION OF OTHER EQUIPMENT OR SYSTEMS, EQUITY OR DEBT FINANCING COSTS, OR COST OF PURCHASED OR REPLACEMENT EQUIPMENT SYSTEMS OR POWER.

5.5 Liability Limitation. EXCEPT FOR UNPAID SERVICE COSTS, THE AGGREGATE TOTAL LIABILITY OF EACH PARTY AND ITS SUBSIDIARIES TO THE OTHER PARTY AND ITS SUBSIDIARIES ARISING OUT OF, RELATED TO OR IN CONNECTION WITH OR BY REASON OF THIS AGREEMENT OR THE SERVICES HEREUNDER FOR ANY CLAIM OR CLAIMS SHALL NOT EXCEED IN THE AGGREGATE AN AMOUNT EQUAL TO THE TOTAL AMOUNT PAID TO SUCH PARTY FOR ITS PROVISION OF SERVICES PURSUANT TO THIS AGREEMENT; PROVIDED, THAT THE CAP FOR LIABILITY FOR AN EVENT OCCURING DURING THE FIRST TWELVE (12) MONTHS FOLLOWING THE EFFECTIVE DATE SHALL BE THE AMOUNT PAYABLE TO SUCH PARTY FOR SERVICES DURING THE FIRST TWELVE (12) MONTHS OF THIS AGREEMENT.

5.6 Exceptions.

(a) THE EXCLUSIONS AND LIMITATIONS SET FORTH IN SECTION 5.4 AND SECTION 5.5 SHALL NOT LIMIT A PARTY’S LIABILITY RESULTING FROM (i) ITS INDEMNIFICATION OBLIGATIONS UNDER SECTION 5.1 AND SECTION 5.2, OR (ii) ITS FRAUD, GROSS NEGLIGENCE OR INTENTIONAL BREACH OF THIS AGREEMENT.

(b) NOTWITHSTANDING SECTION 5.6(a), IN NO EVENT SHALL A PARTY’S LIABILITY IN RESPECT OF A SECURITY INCIDENT EXCEED THREE (3) TIMES THE LIABILITY LIMITATION SET FORTH IN SECTION 5.5, EXCEPT TO THE EXTENT RESULTING FROM A PARTY’S FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

ARTICLE VI

SYSTEM ACCESS

If either Party is given access to the other Party’s computer systems or software (collectively, the “Systems”) in connection with the Services, the Party receiving access (the “Accessing Party”) shall comply with all of the other Party’s system security policies, procedures and requirements (the “Security Regulations”) and shall not knowingly or intentionally tamper with, compromise or circumvent any security or audit measures employed by such other Party. The Accessing Party shall access and use only those Systems of the other Party for which it has been granted the right to access and use. Each Party shall use commercially reasonable efforts to ensure that only those of its personnel who are specifically authorized to have access to the Systems of the other Party gain such access and use commercially reasonably efforts to prevent unauthorized access, use, destruction, alteration, or loss of information contained therein, including notifying its personnel of the restrictions set forth in this Agreement and the Security Regulations. During the term of this Agreement pursuant to Article IV and in order to affect an orderly transition related to the services provided for in Schedule A, the Provider and Recipient may be required to access either Party’s Systems to in order to prepare any required filings, reports or any other items as may be required by either Party.

ARTICLE VII
INFORMATION RIGHTS

7.1 Grant of Information Rights. In furtherance of Madison’s obligations to provide, and Madison Air’s interest in receiving, the Services under this Agreement, Madison Air hereby grants to the Madison Information Recipients the right, during the Term, to receive, access and use information relating to the Madison Air Business (the “Covered Information”), including financial statements and reports, budgets and forecasts, operational data, employee and personnel information, information technology systems data, customer and supplier information, and such other books, records, data, reports and information as the Madison Information Recipients may request from time to time to perform the Services and to facilitate an orderly transition of the Madison Air Business in connection with the Separation.

7.2 Scope and Delivery of Information. Madison Air shall, and shall cause its Subsidiaries and their respective officers, directors, employees and agents to, provide the Covered Information to the Madison Information Recipients on a prompt basis following any request therefor, in such form and detail as the Madison Information Recipients may request. Madison Air shall give the Madison Information Recipients and their respective representatives access during normal business hours to Madison Air’s premises, books, records, personnel and systems , subject to any reasonable and customary security, safety and confidentiality policies of Madison Air. Without limiting the foregoing, Madison Air shall provide the Madison Information Recipients with access to Covered Information on a regular and ongoing basis, including through electronic access to relevant systems and databases.

7.3 Confidentiality.

(a) Each Madison Information Recipient acknowledges that the Covered Information may contain material non-public information concerning Madison Air and the Madison Air Business. Each Madison Information Recipient agrees that it will keep confidential and will not disclose or divulge to any third party any Covered Information or any other non-public, confidential or proprietary information regarding Madison Air or the Madison Air Business that is received by any Madison Air Information Recipient from Madison Air or from any officer, director, employee, agent or Representative of Madison Air, unless such information: (i) is available or becomes available to the public in general (other than as a result of disclosure by a Madison Information Recipient in violation of this Section 7.3); (ii) is or has been independently developed or conceived by a Madison Information Recipient without use of any non-public, confidential or proprietary information of Madison Air; or (iii) is or has been made known or disclosed to a Madison Information Recipient by a third party without, to the knowledge of the Madison Information Recipient, a breach of any obligation of confidentiality such third party may have to Madison Air (collectively, “Confidential Information”).

(b) Notwithstanding Section 7.3(a), a Madison Information Recipient may disclose Confidential Information: (i) to its Affiliates; (ii) to each of its and its Affiliates’ attorneys, accountants, consultants, advisors and other professionals to the extent necessary to obtain their services in connection with evaluating the Confidential Information or performing or supporting the Services; or (iii) as may be required by law or legal, judicial or regulatory process or requested by any regulatory or self-regulatory authority or examiner; provided that the disclosing Madison Information Recipient takes reasonable steps to minimize the extent of any such required disclosure and, to the extent legally permitted, provides Madison Air with prompt written notice of such requirement prior to making any such disclosure so that Madison Air may seek a protective order or other appropriate remedy.

(c) Upon the expiration or termination of this Agreement (or, with respect to any particular Service, upon the expiration or termination of such Service), the Madison Information Recipients shall, at Madison Air’s election, promptly return or destroy all Confidential Information in their possession or control relating to such terminated Service or, if this Agreement has terminated in its entirety, all Confidential Information; provided that a Madison Information Recipient may retain copies of Confidential Information to the extent required by applicable Law or its bona fide document retention policies, and any Confidential Information so retained shall remain subject to the confidentiality obligations of this Section 7.3.

ARTICLE VIII

DISPUTE RESOLUTION

Without limiting any of the rights of the Parties under this Agreement or under the Separation Agreement, prior to initiating any Suit arising under this Agreement, the Parties shall first attempt in good faith to resolve such dispute in accordance with the provisions of this Article VII. In the event of any dispute, either Party may give notice of such dispute to the other Party and reference this Article VII. Within ten (10) days of receipt of such notice, the Parties shall meet at the working level to discuss the dispute. If following such discussions, the Parties have not resolved the dispute, then within ten (10) Business Days after the conclusion of the working group meeting, the Parties shall meet by telephone or in person, and at least one supervisor of the working group members shall participate. If following such discussion, the dispute is again not resolved, another meeting shall be held in person or by telephone within five (5) Business Days, and members of senior management of each Party shall attend or participate. If the dispute is not resolved following this meeting of senior management personnel, the Parties may initiate any Suit in accordance with Section 8.5 and subject to Section 8.6. Notwithstanding the foregoing, the provisions of this Article VII shall not apply to claims regarding, or affect the ability of a Party to seek, specific performance of a covenant set forth in this Agreement.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Data Security and Privacy; Breach Notification.

(a) During the Term, each Provider shall at all times have in place, maintain, and use appropriate administrative, electronic, technical, organizational, and physical information security measures (such as policies, standards, and practices) and other security measures and safeguards commensurate with the size and complexity of the Provider’s business, the level of sensitivity of Personal Information collected, handled, and stored, and the nature of the Provider’s activities under this Agreement, that are reasonably designed for the Provider to:

(1)
comply with applicable Privacy Requirements;
(2)
protect, keep secure, and ensure the security and confidentiality of Personal Information;
(3)
prevent a breach of security relating to, or unauthorized access, or disclosure of Personal Information that is Processed with respect to the Madison Air Business or the IT Assets on which such Personal Information is Processed (a “Security Incident”);
(4)
comply with its obligations under this Agreement; and
(5)
ensure the proper disposal and destruction of Personal Information.

(b) Each Provider shall notify the Recipient within twenty-four (24) hours of such Provider becoming aware of or reasonably suspecting any Security Incident and provide full details about it as soon as possible thereafter. The Provider shall cooperate with the Recipient in every reasonable way to investigate the Security Incident and shall terminate any unauthorized access to affected Personal Information, remediate the Security Incident, and take steps to prevent the reoccurrence thereof, including by developing a plan of remediation that is subject to the Recipient’s reasonable input. Where applicable, the Provider shall provide reasonable assistance to the Recipient to regain possession of the affected Personal Information. The Provider shall reasonably cooperate with the Recipient in the conduct of any investigation of, or litigation involving, third parties related to the Security Incident. The Provider shall discharge all responsibilities set forth in this paragraph at its expense.

8.2 Force Majeure. In the event of an act of God, government order or restraint, war (declared or undeclared) or warlike conditions, act of terrorism, blockade, revolution, strike, lockout, civil commotion, fire, flood, storm, epidemic or any other occurrence beyond a Party’s reasonable control, such Party shall promptly notify the other Party thereof and, so long as such condition shall persist and the Party has utilized commercially reasonable efforts to implement alternative solutions to meet its performance obligations, such Party shall not be liable for the delay in performance of, or the failure to perform, its obligations (other than obligations for payment of amounts due hereunder) under this Agreement caused directly or indirectly thereby.

8.3 Providers as Independent Contractors. The Parties agree that the Providers shall perform the Services hereunder in the capacity of an independent contractor. Nothing in this Agreement shall be construed to mean or imply that any Provider is a partner, joint venturer, agent or representative of, or otherwise associated with the Recipient or any of their respective Subsidiaries. Neither Madison Air or Madison shall represent to any other Person, nor shall any such Party take any action in connection with this Agreement from which any other Person could reasonably infer, that Madison or any of its Subsidiaries, on the one hand, is a partner, joint venturer, agent or representative of, or otherwise associated with, Madison Air or any of its Subsidiaries, on the other hand. No fiduciary duty shall arise from the relationship created by this Agreement.

8.4 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or given hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier or overnight delivery service as established by the sender by evidence obtained from the courier or service or (c) on the date sent by electronic mail, with confirmation of receipt, if sent prior to 5:00 p.m. Central time, or if sent later, then on the next Business Day. Such communications, to be valid, must be addressed as follows (or at such other address or email address as such party shall designate by like notice):

If to Madison, to:

Madison Industries
444 West Lake Street, Suite 4400
Chicago, IL 60606
Attention: Larry Gies
Email: [****]

with a required copy (which shall not constitute notice) to:

Paul Hastings LLP

71 S. Wacker Drive, 45th Floor

Chicago, Illinois 60606

Attention: Brian Richards

Email: [****]

If to Madison Air, to:

Madison Air Solutions Corporation

444 West Lake Street, Suite 4460

Chicago, IL 60606

Attention: John Lavorato

Email: [****]

or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain).

8.5 Governing Law. This Agreement and the other documents, instruments and agreements specifically referred to herein or delivered pursuant hereto, and all suits, claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate hereto, or the negotiation, execution or performance hereof (including any suit, claim or cause of action based upon, arising out of or related to any representation or warranty made in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed exclusively by the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of laws rules, regulations or provisions (whether of the State of Delaware or any other jurisdiction) that would cause or otherwise result in the application of the laws of any jurisdiction other than the State of Delaware.

8.6 Exclusive Jurisdiction; Service of Process; MUTUAL WAIVER OF JURY TRIAL. Any Suit arising out of or relating to this Agreement or any transaction contemplated hereby or for recognition or enforcement of any judgment related thereto shall be brought exclusively in the Delaware Court of Chancery in New Castle County, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Suit, the United States District Court for the District of Delaware, or to the extent neither of such courts has subject matter jurisdiction over such Suit the Superior Court of the State of Delaware, and in each case, the appellate courts having jurisdiction of appeals in such courts (collectively, the “Specified Courts”), and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the Specified Courts for itself and with respect to its property, generally and unconditionally, for the purpose of any such Suit. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any Suit arising out of or relating to this Agreement or the transactions contemplated hereby in the Specified Courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any Specified Court that any such Suit brought in any Specified Court has been brought in an inconvenient forum. The choice of venue set forth in this Section 8.6 is intended by the Parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the Parties with respect to or arising out of this Agreement or the transactions contemplated hereby in any jurisdiction other than those specified in this Section 8.6. A final judgment in any such Suit may be enforced in other jurisdictions by Suit on the judgment or in any other manner provided by Law. Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth herein shall be effective service of process for any such action, suit or proceeding. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY FURTHER WAIVES ANY RIGHT TO SEEK TO CONSOLIDATE ANY SUCH SUIT OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER SUIT OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY FURTHER CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED OR WARRANTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN

INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.6.

8.7 Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective solely to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not, to the fullest extent permitted by law, invalidate or render unenforceable such provision in any other jurisdiction. Upon such determination that any term or other provision is invalid or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the greatest extent possible.

8.8 Amendments and Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by Madison and Madison Air, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

8.9 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but will not be assignable or delegable by any Party without the prior written consent of the other Parties, except that either Party may assign this Agreement without the other Party’s consent a to any of its Subsidiaries, provided the assigning Party remains liable for the assignee’s performance of this Agreement. Any assignment in violation of the foregoing will be null and void ab initio and of no force and effect.

8.10 Counterparts. This Agreement may be executed in counterparts, and any Party may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Party. The Parties agree that the delivery of this Agreement and any other agreements and documents executed and delivered concurrently with the execution and delivery of this Agreement, may be effected by means of an exchange of facsimile signatures or other electronic delivery (including DocuSign).

8.11 Captions; Interpretation. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Unless the context of this Agreement otherwise requires, (a) words in the singular or plural include the singular and plural, and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter, (b) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement including Schedule A, and (c) all references to Sections are to the Sections of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties as of and on the date first set forth above.

MADISON INDUSTRIES INTERNATIONAL HOLDINGS LLC:

By:	/s/ Larry Gies
Name:	Larry Gies
Title:	President and Chief Executive Officer

MADISON AIR SOLUTIONS CORPORATION:

By:	/s/ Jill Wyant
Name:	Jill Wyant
Title:	President and Chief Executive Officer